Exhibit D(34)

AMENDMENT

DATED AUGUST 11, 2009 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Overseas Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Harris Associates L.P. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of August 6, 2001, as amended, relating to the MassMutual Overseas Fund (now known as the MassMutual Select Overseas Fund);

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties; and

WHEREAS, MassMutual and the Sub-Adviser desire to amend the compensation of the Sub-Adviser as described in the Agreement;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid quarterly, in arrears, at the following rate: [ ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name: Eric Wietsma Title: Corporate Vice President

HARRIS ASSOCIATES L.P.

By:	/s/ Janet L. Reali
Name: Janet L. Reali Title: Vice President and General Counsel

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS

on behalf of MassMutual Select Overseas Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino Title: CFO and Treasurer

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